EXHIBIT 99.1

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Jennifer Doidge
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GOOD GUYS ANNOUNCES THIRD-QUARTER SALES RESULTS
Company also announces memorandum of understanding regarding settlement of class action suit

     SAN FRANCISCO - December 9, 2003 — Good Guys (Nasdaq: GGUY) today announced sales results for the third fiscal quarter ended November 30.

     Net sales for the quarter were $151.3 million compared to $172.0 million in the same period last year, reflecting an 11 percent decline in comparable store sales. Third-quarter sales were impacted by a decline in store traffic, closing the majority of stores on Thanksgiving Day and the shift of holiday sales events previously held in November to December.

     For the nine months, net sales were $446.9 million compared to $520.5 million in the same period last year. Comparable store sales for the nine months declined 13 percent.

     “Sales of high-performance televisions, particularly plasma and liquid crystal displays, MP3 players and DVD recorders continued to show strong growth and are expected to be top-sellers in December,” said Kenneth R. Weller, chairman and chief executive officer, Good Guys. “Consumer preferences are clearly shifting away from more traditional products like glass TVs and standard DVD players to newer digital technology, and Good Guys has responded by expanding our assortment of new, differentiated entertainment electronics at the front end of the adoption cycle.”

     Late in the third quarter, Good Guys launched a targeted marketing campaign — “Here to Help” — reinforcing the company’s position as the expert in entertainment electronics and continued to focus its sales and marketing efforts on solution selling, which presents customers with complete solutions that encompass audio and video products, accessories and value-added services like custom installation. These efforts have resulted in consistent increases in average transaction size and gross profit per transaction.

     The company continued to improve supply chain and inventory management and finished the quarter at targeted inventory levels with a better-than-expected ratio of new to discontinued products.

Confidential Draft: Not for release or distribution

     An increase in the use of extended financing promotions and an increase in sales of video products as a percentage of total product sales will result in lower gross profit margins for the quarter compared to the year-ago period. The lower gross profit margin combined with the decline in sales volume and the transactional costs associated with the proposed merger with CompUSA will result in a net loss for the quarter that is substantially larger than both the year-ago period and the second quarter of the current fiscal year.

     The company previously announced it had entered into a definitive merger agreement with CompUSA, and a meeting of the stockholders is scheduled for December 18, 2003, for the purpose of approving the merger with CompUSA. Subject to obtaining that approval, Good Guys expects the merger to become effective on December 18 or the next day. As a result, the company does not plan to issue a third-quarter earnings announcement or have a conference call relating to third-quarter financial results.

     The company also announced that a memorandum of understanding had been reached with regard to settlement of the putative class action suit brought by Connie Seers against the company and its directors in the Superior Court of the State of California for Alameda County in connection with the proposed merger with CompUSA. The settlement is subject to completion of the merger and the obtaining of court approval of the settlement. Settlement of the suit on the terms covered by the memorandum of understanding will not have a material impact on the financial position or results of operations of the company.

     With fiscal 2003 sales of $750 million, Good Guys is one of the largest specialty retailers of higher-end entertainment electronics in the nation. With its differentiated product selection and knowledgeable team of product specialists, Good Guys is dedicated to providing entertainment solutions to the West Coast’s early adopters and tech-savvy consumers. Founded in 1973, Good Guys operates 71 stores in California, Nevada, Washington and Oregon. For more information, visit www.goodguys.com.

To the extent this news release contains forward-looking statements, such statements are subject to risks and uncertainties, including, but not limited to, the successful implementation of the Company’s current restructuring and store closing program, increases in promotional activities of competitors, changes in consumer buying attitudes, the presence or absence of new products or product features in the Company’s merchandise categories, changes in vendor support for advertising and promotional programs, changes in the Company’s merchandise sales mix, the success of the Company’s modified advertising strategy, the outcome of the Company’s lease renegotiation efforts, and economic conditions.